UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2005

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195
(Commission File Number)	(IRS Employer Identification No.)

5215 N. O'Connor Blvd., 800 Central Tower, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000
(Registrant’s Telephone Number, Including Area Code)

_________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 29, 2005, the U.S. Securities and Exchange Commission, as part of a regular review of the Company’s Form 10-K for Calendar year 2004 and Forms 10-Q and Forms 8-K filed earlier in 2005, requested that the company provide supplemental information regarding six accounting and financial disclosure matters. Most of the SEC’s questions were answered and resolved without further comment. Two comments, however, require the Company to modify its prior and ongoing financial statements. The modifications, described in detail below, do not impact the Company’s reported net loss or balance sheet.

The first issue relates to the Company’s reporting methodology for long-term debt payments made to UICI, the debt holder. Because UICI is also a customer of the Company, the promissory note provides for monthly payments to be made to UICI through an offset provision against Healthaxis accounts receivable. Therefore, each month UICI nets the periodic debt payment it is owed by reducing the amount it pays to the Company for services rendered.

The Company previously reported this repayment procedure in its Consolidated Statements of Cash Flows by reporting a collection in accounts receivable as an increase in working capital, and a source of operating cash flows. It reported the same amount, net of interest, as a payment on the long-term debt as a financing transaction. The SEC Staff noted that note payments made in this fashion should be netted against accounts receivable and reflected as non-cash financing transactions in the Consolidated Statements of Cash Flows. The Company agreed, and will make this reclassification.

A second matter related to the transaction modifying the terms of the Company’s Series A Convertible Preferred Stock in 2004, which is disclosed under Note 10 to the Company’s Consolidated Financial Statements included in its Form 10-K for the year ended December 31, 2004, and which required further discussion with the SEC. Those discussions have now been completed.

With regard to the modification transaction, the SEC asked the Company how it had determined the fair value of the modified preferred stock and whether the Company had considered the guidance in EITF 98-5 and EITF 00-27. The Company responded to the SEC with a detailed review of its valuation methodology, and an affirmative statement that it had considered the guidance in the EITF’s.

In summary, management accounted for the transaction using amounts it calculated by performing a valuation of the modified preferred stock and warrants issued in the transaction. The valuation was supported by an independent expert, engaged by the Company. The accounting conclusions and the valuation report were subsequently reviewed and approved by the Audit Committee of the Company and by the Board of Directors. The Company went to these lengths to validate the internal valuation of the securities being exchanged as a basis for recording this transaction.

Ultimately in its discussions with the SEC, the only issue that was unresolved was whether the modified preferred stock should be recorded at the quoted price of the Company’s common stock on the date of the transaction, or at the fair market value calculation as determined by the Company and supported by the independent expert’s valuation. For accounting purposes, this question is determined principally by whether at the date of the transaction, there existed an “active market” for the Company’s common stock. Originally, management concluded in its interpretation of the accounting literature that an active market did not exist at that time. Therefore, it used the valuation study as the basis for the amounts in the accounting entries.

After discussions with the SEC Staff, the Company has now concluded that the accounting literature requires the transaction to be recorded using the quoted market price at the date of the transaction, and not the estimated fair market value determined by the Company. The impact of substituting the quoted market price of the Company’s common stock in place of the estimated fair value the modified preferred stock in the calculations for recording the preferred stock modification transaction will be solely to increase the calculated net loss attributable to common shareholders for the year ended December 31, 2004 and the corresponding loss per share calculation. There is no change to the previously reported consolidated net loss or to the Company’s balance sheet.

After due consideration of the views of the Staff of the SEC, as well as discussions with the Company’s independent accountants, the Company’s Audit Committee concluded on October 21, 2005 that its Consolidated Financial Statements for the year ended December 31, 2004 and each of the quarters ended March 31, 2005 and June 30, 2005 should no longer be relied upon to the extent necessary to address the two issues described above. That is, it will be necessary to make the cash flow reclassification relating to the UICI debt payments for the year ended December 31, 2004 and the quarter ended March 31, 2005 (the payments were properly classified for the quarter ended June 30, 2005). It will also be necessary to restate the accounting for the preferred stock modification transaction for the year ended December 31, 2004 (it is only necessary to restate the Consolidated Financial Statements for the quarter ended June 30, 2005 to the extent necessary to properly account for the transaction in the comparable quarterly period ended June 30, 2004). Accordingly, the Company intends to amend the following filings with the SEC:

Form 8-K – Filed on March 31, 2005.

Form 10-K for the year ended December 31, 2004 – Filed on March 31, 2005.

Form 8-K – Filed on May 16, 2005.

Form 10-Q for the quarter ended March 31, 2005 – Filed on May 16, 2005.

Form 8-K – Filed on August 15, 2005.

Form 10-Q for the quarter ended June 30, 2005 – Filed on August 15, 2005.

The Company’s Audit Committee has discussed with the Company’s independent accounting firm the contents of this Report. The Company intends to file amended Forms 10-K/A, 10-Q/A and 8-K/A as soon as practicable, and furthermore believes that these filings will have no impact on the timeliness of the filing of its Form 10-Q for the quarter ended September 30, 2005, which is due by November 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2005

HEALTHAXIS INC.

By:	/s/ Jimmy D. Taylor

Jimmy D. Taylor

Chief Financial Officer